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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:
Ms. Sheila Wright
Media Relations
American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
Phone:  (517) 324-6782
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   AMERICAN PHYSICIANS CAPITAL, INC. ADDS NEW MEMBER TO ITS BOARD OF DIRECTORS

East Lansing, Michigan, February 20, 2002 -- American Physicians Capital, Inc. (NASDAQ: ACAP) and The Stilwell Value Group, one of the Company's largest shareholders, announced an agreement where a representative of The Stilwell Group will join the Company's board of directors immediately, and will be one of the nominees to stand for election at the Company's 2002 annual meeting.

The Stilwell Group has agreed to a three-year "standstill" and will support the slate of directors at the 2002 annual meeting and during the term of the standstill agreement. APCapital agreed to consider a request of The Stilwell Group to use a portion of its excess capital to significantly increase the Company's share repurchase program in each of the fiscal years 2002 and 2003. Any future expansion of the Company's repurchase program will be subject to, among other things, the board's fiduciary duty and regulatory approvals. The Stilwell Group had previously noticed its intention to nominate two people to the board, to be elected at the 2002 annual meeting. In connection with the agreement, The Stilwell Group has withdrawn its nomination notice.

Spencer L. Schneider, an attorney in private practice in New York City, will immediately join the board of directors as a representative of the Stilwell Group.

William B. Cheeseman, APCapital president and CEO, said: "The Company has been looking to expand the board of directors to include representatives with additional experience and expertise, and we are pleased Mr. Schneider will be joining the board as a representative of the investment community. The Company plans to review the Stilwell Group's proposal to expand the Company's existing share repurchase program in its upcoming meetings."

Joseph Stilwell, general partner of The Stilwell Group, stated: "We are delighted to be working with Mr. Cheeseman with respect to share repurchases in order to maximize shareholder value for all of the Company's shareholders."

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Forward-Looking Statements: Certain statements made by American Physicians
Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following: the potential inadequacy of our loss and loss adjustment expense reserves, liabilities imposed that exceed our policy limits and reserves, increased pressures on premium rates and our potential inability to obtain rate increases, adverse changes in the health care industry, our potential inability to obtain adequate and affordable reinsurance coverage from creditworthy reinsurers, adverse regulatory changes in Michigan, our potential inability to execute our growth strategy, the loss of our relationships with medical associations, an interruption or change in our principal third-party distribution relationship, a reduction in our A.M. Best Company rating, our potential inability to obtain anticipated processing efficiencies, negative changes in financial market conditions, a significant increase in inflation in the markets in which we compete, a downturn in general economic conditions, and any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission, under the Securities Exchange Act of 1934. APCapital does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.